                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
[ ]  Confidential for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              HUGHES SUPPLY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[HUGHES SUPPLY, INC. LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 16, 2000

                            ------------------------

     NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Shareholders of Hughes Supply, Inc., a Florida corporation (the "Company"), will be held in the principal executive offices of the Company at 20 North Orange Avenue, Suite 200, Orlando, Florida 32801, on Tuesday, May 16, 2000, at 10:00 a.m., local time, for the following purposes:

          (1) To elect two Directors to serve for a three-year term expiring at the 2003 Annual Meeting of Shareholders;

          (2) To consider approval of Amendment No. 1 to the 1997 Executive Stock Plan;

          (3) To consider and take action upon any other matters that may properly come before the 2000 Annual Meeting of Shareholders or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 22, 2000 as the record date for the determination of the holders of shares of Common Stock entitled to notice of and to vote at the 2000 Annual Meeting of Shareholders.

                                          By Order of the
                                          Board of Directors

                                          /s/Benjamin Butterfield

                                          BENJAMIN P. BUTTERFIELD
                                          General Counsel and Secretary

Orlando, Florida
April 14, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. NO POSTAGE IS NEEDED IF MAILED IN THE UNITED STATES.

                              HUGHES SUPPLY, INC.
                             20 NORTH ORANGE AVENUE
                                   SUITE 200
                             ORLANDO, FLORIDA 32801

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

     The enclosed proxy is solicited by the Board of Directors of Hughes Supply, Inc., a Florida corporation (the "Company"), in connection with the 2000 Annual Meeting of Shareholders to be held in the principal executive offices of the Company at 20 North Orange Avenue, Suite 200, Orlando, Florida 32801 on May 16, 2000, at 10:00 a.m., local time, or any adjournment thereof (the "Annual Meeting"). The Company's Annual Report to Shareholders for the fiscal year ended January 28, 2000 accompanies this Proxy Statement. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and the enclosed proxy card were first sent or given to shareholders of the Company on or about April 14, 2000.

     Holders of record of the Company's Common Stock, $1.00 par value per share (the "Common Stock"), as of the close of business on March 22, 2000 will be entitled to vote at the Annual Meeting, and each holder of record of Common Stock on such date will be entitled to one vote for each share held. As of March 22, 2000, there were 23,589,078 shares of Common Stock outstanding.

     Shares of Common Stock cannot be voted at the Annual Meeting unless the beneficial owner is present or represented by proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by giving written notice of revocation to the Company, c/o Benjamin P. Butterfield, General Counsel and Secretary, at the address shown above, or by executing and delivering prior to the Annual Meeting a proxy bearing a later date. Any shareholder who attends the Annual Meeting may revoke the proxy by voting his or her shares of Common Stock in person.

     All properly executed proxies, unless previously revoked, will be voted at the Annual Meeting in accordance with the directions given. With respect to the election of two Directors to serve until the 2003 Annual Meeting of Shareholders (the "Election Proposal"), shareholders of the Company voting by proxy may vote in favor of the nominees or may withhold their vote for the nominees. If no specific instructions are given, shares of Common Stock represented by a properly executed proxy will be voted FOR the Election Proposal and FOR the proposal (the "Executive Stock Plan Proposal") approving Amendment No. 1 to the 1997 Executive Stock Plan and in the discretion of the persons named therein as proxies on all other matters that may be brought before the Annual Meeting.

     The Amended and Restated By-Laws of the Company (the "By-Laws") provide that a majority of the outstanding shares of Common Stock entitled to vote on a given matter must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. When a quorum is present at the Annual Meeting, the By-Laws provide that the affirmative vote of a majority of the Common Stock represented and entitled to vote at the Annual Meeting will decide the corporate action taken unless a different vote is required by Florida law, the Company's Restated Articles of Incorporation, as amended (the "Restated Articles"), or the By-Laws. Abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting.

     The nominees for election as Directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and actually voting at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the voting to elect the Directors. A broker non-vote may occur when a nominee holding shares of Common Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     Approval of the Executive Stock Plan Proposal requires the vote of a majority of the shares represented at the Annual Meeting and entitled to vote. Approval of the Executive Plan Proposal is being sought in order to

(i) comply with certain rules promulgated by the New York Stock Exchange requiring shareholder approval in connection with the adoption of certain stock plans and (ii) gain favorable treatment of the options, restricted stock and other rights to be granted pursuant to the 1997 Executive Stock Plan under rules promulgated pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Section 16 sets forth the rules governing liability for transactions deemed to involve short-swing profits. With regard to the Executive Stock Plan Proposal, abstentions will have the same effect as a vote against such proposal and broker non-votes will have no effect on the outcome of the voting to approve the Executive Stock Plan Proposal.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of March 22, 2000 certain information with respect to the Common Stock, the only class of voting securities outstanding, owned beneficially by each Director of the Company or Director nominee, each executive officer of the Company named in the Summary Compensation Table, all Directors, Director nominees and executive officers of the Company as a group and any beneficial owners of more than 5% of the outstanding Common Stock. Stock ownership information has been furnished to the Company by such beneficial owners or is based upon information contained in filings made by such beneficial owners with the Securities and Exchange Commission (the "Commission").

                                                      AMOUNT AND NATURE OF      APPROXIMATE PERCENT
DIRECTORS AND NAMED EXECUTIVES                       BENEFICIAL OWNERSHIP(1)        OF CLASS(2)
------------------------------                       -----------------------    -------------------
David H. Hughes....................................    556,366  (3)(4)(5)(6)           2.36%
A. Stewart Hall, Jr. ..............................    145,247  (7)                     *
Vincent S. Hughes..................................    413,334  (4)(5)(6)(8)           1.75%
John D. Baker II...................................     31,088  (9)                     *
Robert N. Blackford................................     44,864  (9)                     *
H. Corbin Day......................................     13,838  (9)(10)                 *
William P. Kennedy.................................     31,000  (9)(11)                 *
Jasper L. Holland, Jr. ............................     67,714  (12)                    *
Clyde E. Hughes III................................     51,337  (13)                    *
Gradie E. Winstead, Jr. ...........................     43,979  (14)                    *
All Directors and Executive Officers as a Group
  (19 persons).....................................  1,398,966  (15)                   5.79%(16)

5% SHAREHOLDERS
National Rural Electric Cooperative
  Association(17)..................................  1,313,175                         5.57%
  4301 Wilson Blvd
  Arlington, VA 22203

---------------
  *  Less than 1%

 (1) Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned. Messrs. David H. Hughes, A. Stewart Hall, Jr. and Vincent S. Hughes are also beneficiaries under the Company's Cash or Deferred Profit Sharing Plan (the "Profit Sharing Plan") which holds 12,307 shares of Common Stock as unallocated assets of the Profit Sharing Plan, and such persons disclaim beneficial ownership of any of the shares held by the Profit Sharing Plan and none of such shares are included in the table above as owned by such persons.

 (2) Calculated on the basis of 23,589,078 shares of Common Stock outstanding as of March 22, 2000 and, with respect to each of the persons noted in the table above, (i) the shares subject to options exercisable within 60 days granted to such person and (ii) the shares subject to restricted stock grants under the Hughes Supply, Inc. 1997 Executive Stock Plan (the "1997 Executive Stock Plan"), pursuant to which such person has the power to vote or direct the voting of the shares. Figures shown only for those persons whose beneficial ownership of shares exceeds 1% of the Common Stock outstanding or deemed to be outstanding for this calculation.

 (3) Includes 6,431 shares of Common Stock credited to the account of Mr. Hughes under the Hughes Supply, Inc. Employee Stock Ownership Plan (the "ESOP"), 48,750 shares of Common Stock subject to options held by Mr. Hughes under the Hughes Supply, Inc. 1988 Stock Option Plan (the "1988 Stock Option Plan") which are exercisable within 60 days and 16,296 shares represented by restricted stock grants under the 1997 Executive Stock Plan. Mr. Hughes is considered to have sole voting power with respect to 362,763 shares, shared voting power with respect to 193,603 shares, sole investment power with respect to 340,036 shares, and shared investment power with respect to 200,034 shares.

 (4) Each of the indicated Directors is an executive officer and director of, and owns a one-third equity interest in Hughes, Inc., a corporation to which the Company makes payments for the lease of certain properties. See "Certain Transactions with Management."

 (5) Includes 60,967 shares of Common Stock held by Hughes, Inc., the corporation described in footnote (4) above. David H. Hughes and Vincent S. Hughes are considered to share voting and investment power with respect to such shares and all such shares are reported in the table above as beneficially owned by each of David H. Hughes and Vincent S. Hughes. David
     H. Hughes and Vincent S. Hughes are brothers.

 (6) Includes 129,759 shares of Common Stock held by three trusts of which David
     H. Hughes and Vincent S. Hughes are co-trustees. All of the shares held by these trusts are included in the table above as beneficially owned by each of David H. Hughes and Vincent S. Hughes.

 (7) Includes 3,861 shares of Common Stock held by the ESOP, 61,374 shares of Common Stock represented by options under the 1988 Stock Option Plan which are exercisable within 60 days and 26,296 shares represented by restricted stock grants under the 1997 Executive Stock Plan. Mr. Hall is considered to have sole voting power with respect to all of these shares, sole investment power with respect to 115,090 shares, and shared investment power with respect to 3,861 shares.

 (8) Includes 4,264 shares of Common Stock held by the ESOP, 18,500 shares of Common Stock represented by options under the 1988 Stock Option Plan which are exercisable within 60 days and 8,148 shares represented by restricted stock grants under the 1997 Executive Stock Plan. Mr. Hughes is considered to have sole voting power with respect to 192,787 shares, shared voting power with respect to 220,547 shares, sole investment power with respect to 180,375 shares, and shared investment power with respect to 224,811 shares.

 (9) Includes the number of shares of Common Stock subject to options granted under the Directors' Stock Option Plan (the "Directors' Plan") for nonemployee Directors as follows: John D. Baker II, 25,088; Robert N. Blackford, 25,088; H. Corbin Day, 13,838; and William P. Kennedy, 5,000.

(10) 525,117 shares of Common Stock are owned of record by Jemison Investment Co., Inc., a Delaware corporation ("Jemison"). Mr. Day is the Chairman of the Board of Directors of Jemison, and he and members of his immediate family own an equity interest in Jemison. Mr. Day disclaims beneficial ownership of these shares.

(11) Includes 10,000 shares held through Vital Support Charitable Foundation, for which Mr. Kennedy acts as Chairman, 500 shares held through the Ashley
     E. Kennedy Trust and 500 shares held through the Courtney B. Kennedy Trust. Mr. Kennedy acts as Trustee for both of the aforementioned trusts. Mr. Kennedy is considered to have sole voting power with respect to 21,000 shares, shared voting power with respect to 10,000 shares, sole investment power with respect to 21,000 shares, and shared investment power with respect to 10,000 shares.

(12) Includes 3,851 shares of Common Stock held by the ESOP, 45,000 shares of Common Stock represented by options under the 1988 Stock Option Plan which are exercisable within 60 days and 13,148 shares represented by restricted stock grants under the 1997 Executive Stock Plan. Mr. Holland is considered to have sole voting power with respect to all of these shares, sole investment power with respect to 50,715 shares, and shared investment power with respect to 3,851 shares.

(13) Includes 2,887 shares of Common Stock held by the ESOP, 15,000 shares of Common Stock represented by options under the 1988 Stock Option Plan which are exercisable within 60 days and 13,148 shares represented by restricted stock grants under the 1997 Executive Stock Plan. Mr. Hughes is considered to have sole voting power with respect to 44,238 shares, shared voting power with respect to 7,099 shares, sole investment power with respect to 28,203 shares, and shared investment power with respect to 9,986 shares.

(14) Includes 831 shares of Common Stock held by the ESOP, 19,848 shares of Common Stock represented by options under the 1988 Stock Option Plan which are exercisable within 60 days and 13,148 shares represented by restricted stock grants under the 1997 Executive Stock Plan. Mr. Winstead is considered to have sole voting power with respect to 33,827 shares, shared voting power with respect to 10,152 shares, sole investment power with respect to 19,848 shares, and shared investment power with respect to 10,983 shares.

(15) Includes an aggregate of 312,069 shares of Common Stock subject to options under the 1988 Stock Option Plan or the 1997 Executive Stock Plan and exercisable within 60 days and 186,521 shares of Common Stock subject to restricted stock grants under the 1997 Executive Stock Plan held by executive officers of the Company as a group, as well as 69,014 shares of Common Stock subject to unexercised stock options under the Directors' Plan held by nonemployee Directors of the Company as a group and an aggregate of 27,834 shares of Common Stock credited to the accounts of executive officers of the Company under the ESOP. Directors and executive officers hold sole voting power with respect to 1,171,794 shares, shared voting power with respect to 158,159 shares, sole investment power with respect to 957,439 shares and shared investment power with respect to 185,993 shares.

(16) Calculated on the basis of 24,156,682 shares of Common Stock, including 23,589,078 shares outstanding, 381,083 shares subject to options and 186,521 shares subject to stock grants. The shares subject to stock options and stock grants have been deemed outstanding for the purpose of computing such percentage.

(17) The number of shares shown in this table is based upon a Schedule 13G filed with the Commission dated February 15, 2000.

                 SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's Directors, executive officers and persons who beneficially own more than 10% of the Common Stock to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of such Common Stock. Directors, executive officers and beneficial owners of more than 10% of the Common Stock are required by Commission rules to furnish the Company with copies of all such reports. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations from the Company's Directors and executive officers that no other reports were required, the Company believes that only the following Section 16(a) filing requirements applicable to the Company's Directors and executive officers were not timely complied with during the fiscal year ended January 28, 2000: Mr. David H. Hughes failed to timely report the recovery of shares of Common Stock from unclaimed property in February 1998 until a Form 5 was filed in March 2000; and Mr. James
C. Plyler, Jr., failed to file a Form 5 reporting a change in form of beneficial ownership of shares of Common Stock from direct to indirect during December 1999.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

     Executive officers are normally elected annually by the Board of Directors following each annual meeting of shareholders to serve for a one-year term and until their successors are elected and qualified. The compensation of the Company's executive officers is established by the Board of Directors after receiving the recommendation of the Compensation Committee of the Board of Directors (the "Compensation Committee"). The following sets forth the name of each executive officer of the Company and the principal positions and offices he holds with the Company. Unless otherwise indicated, each of these officers has been employed by the Company or a subsidiary of the Company for more than five years and has served as an executive officer of the Company for at least five years.

NAME                                     AGE                          POSITION
----                                     ---                          --------
David H. Hughes........................  56    Chairman of the Board and Chief Executive Officer
                                               since November 1986.
A. Stewart Hall, Jr....................  57    President and Chief Operating Officer since March
                                               1994.
Vincent S. Hughes......................  59    Vice President since April 1972.
Jasper L. Holland, Jr..................  58    Vice President since June 1994. Group President since
                                               February 2000.
Clyde E. Hughes III....................  52    Vice President since June 1994. Group President since
                                               February 2000.
Michael L. Stanwood....................  47    Group President since February 2000. Previously Mr.
                                               Stanwood served as President of a subsidiary operation
                                               since May 1996 and as President of Southwest
                                               Stainless, Inc. from 1971 until May 1996.
Robert A. Machaby......................  49    Group President since February 2000. Previously Mr.
                                               Machaby served as District Manager from April 1996 to
                                               February 2000 and as Sales Manager from August 1994 to
                                               April 1996.
James C. Plyler, Jr....................  56    Vice President since February 1996. Previously Mr.
                                               Plyler served as President of a subsidiary operation.
Kenneth H. Stephens....................  59    Vice President since June 1994.
Sidney J. Strickland, Jr...............  49    Vice President of Administration since August 1994.
Gradie E. Winstead, Jr.................  50    Vice President since June 1994. Group President since
                                               February 2000.
John R. Clark..........................  53    Vice President -- Corporate Credit Manager since
                                               November 1999. Previously Mr. Clark served as
                                               Corporate Credit Manager for the Company from May 1985
                                               to November 1999.
Thomas M. Ward II......................  42    Vice President -- Chief of Information Technology
                                               since November 1999. Mr. Ward was Chief of Information
                                               Technology from September 1998 to November 1999.
                                               Previously Mr. Ward served as Director of Information
                                               Technology for JLK Direct Distribution, Inc. from
                                               March 1998 to September 1998 and Director of
                                               Information Systems for Ferguson Enterprises, Inc.
                                               from 1990 to March 1998.
J. Stephen Zepf........................  50    Treasurer and Chief Financial Officer since April
                                               1984.

NAME                                     AGE                          POSITION
----                                     ---                          --------
Benjamin P. Butterfield................  40    General Counsel since March 1996. Secretary since May
                                               1997. Assistant Secretary from March 1996 to May 1997.
                                               Previously, Mr. Butterfield was a Shareholder of the
                                               law firm of Maguire, Voorhis & Wells, P.A.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any previous filings made by the Company under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and the Shareholder Return Performance Graph shall not be incorporated by reference into any of such filings.

  Introduction

     The compensation of the Company's executive officers is established annually by the Board of Directors acting upon the recommendation of the Compensation Committee. The members of the Compensation Committee are nonemployee Directors appointed by the Board of Directors immediately following each annual meeting of shareholders. From January 29, 1999 to May 19, 1999, the members consisted of John D. Baker II, Robert N. Blackford, H. Corin Day, and John B. Ellis. Immediately following the May 19, 1999 annual meeting of shareholders, Mr. William P. Kennedy was appointed to fill the position on the Compensation Committee which became vacant when Mr. Ellis did not stand for re-election to the Board of Directors. During the last fiscal year, the executive management group consisted of the executive officers of the Company. The recommendations of the Compensation Committee with respect to executive management compensation for the last fiscal year were made by the Compensation Committee and adopted by the Board of Directors on January 27, 1999 and March 22, 1999.

  Compensation Policy and Committee Recommendation

     The goal of the Company's executive compensation policy is to attract, retain and motivate qualified executive management under a competitive compensation program which regards individual performance and increases shareholder value. To achieve this goal, the Compensation Committee evaluated the respective positions, the competitive market for the required management skills, individual performance and potential, and the potential for motivating Company and individual performance. Before finalizing its recommendation, the Compensation Committee also considered the recommendation of the Company's Chief Executive Officer with respect to the compensation of each of the other executive officers.

  Compensation Program

     The main components of the Company's executive management compensation program are base salaries, annual and long-term performance based incentive bonus plans, stock plans and retirement plans. Each of these components is discussed in the remainder of this report.

     Information with respect to the compensation paid to the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company for the last fiscal year and for each of the two previous fiscal years, descriptions of certain of the compensation plans referred to in this report, and a Shareholder Return Performance Graph illustrating cumulative share return with respect to the Common Stock are set forth elsewhere herein following this report.

  Base Salaries

     Base salaries are intended to establish a level of compensation which, together with the other components of the compensation program, will help the Company attract and retain the talent needed to meet the challenges of the competitive industry in which it operates while maintaining an acceptable level of fixed labor costs. The Compensation Committee's recommendation with respect to base salaries was based upon the

Compensation Committee's evaluation of the responsibility and scope of each position, the level of pay for comparable positions in the industry and, with respect to each of the executive officers, his performance over an extended period of time, and the value and potential to him of other elements of the Company's compensation program.

  Annual Incentive Plans

     The Company's annual incentive plans are intended to motivate and reward short-term performance by providing cash bonus payments based upon required performance goals defined, depending upon the particular plan, as income before taxes measured against the Company's profit, return on investment, or return on investment and return on sales. Upon achievement of the required performance goal, the bonus paid to a participant is determined, depending upon the particular plan, as a percentage of the base salary of the participant or as the sum of a percentage of the funds available for the payment of such bonus and a percentage of the participant's base salary up to a designated maximum percentage of the participant's base salary. The designation of the annual incentive plan participants, the definition of the required performance goals, and the determination of bonuses to be paid upon the achievement of the required performance goals are established annually by the Board of Directors upon the recommendation of the Compensation Committee.

     With respect to each specific annual incentive plan, the Compensation Committee recommended ambitious performance goals which are sufficiently achievable to provide a meaningful incentive for superior performance, and recommended as participants those executive officers who are in positions most responsible for the success of the Company. Each of the executive officers was recommended by the Compensation Committee and designated by the Board of Directors as a participant in a specific annual incentive plan during the last fiscal year.

  Long-Term Incentive Bonus Plans

     The Company's Chief Executive Officer, President and Chief Financial Officer also participate in certain Senior Executives' Long-Term Incentive Bonus Plans which are intended to motivate and reward sustained performance. Under each of these plans an incentive bonus is paid if a designated earnings per share goal is met during the designated performance period of three or more fiscal years. Such incentive bonus payments, in each case, are determined by applying a percentage, based upon achievement, of the applicable earnings per share goals, to the base salaries of the participants.

     During the 2000 fiscal year, the Board of Directors, upon the recommendation of the Long-Term Incentive Bonus Plan Committee, adopted a performance plan under the Senior Executives' Long-Term Incentive Bonus Plan for the three fiscal year periods up to and including the Company's fiscal year to be ended January 25, 2002. Under this performance plan each participant would receive a bonus equal to a percentage of his base salary for the final year of the performance period if, and to the extent, the Company's earnings per share during the performance period reach or exceed the required goal. Any such bonus would be payable in cash and Common Stock. During the last fiscal year the designated officers also participated in similar senior executives' long-term incentive plans adopted in previous fiscal years.

  Stock Plan

     The 1997 Executive Stock Plan is intended to act as an incentive to enhance shareholder value by providing to plan participants an opportunity to benefit from increases in the value of the Common Stock.

     Participation under the 1997 Executive Stock Plan is limited to executive officers and other selected key employees of the Company and its subsidiaries. The Company granted an aggregate of 20,500 options under the 1997 Executive Stock Plan on March 22, 1999 and April 23, 1999, and an aggregate of 221,000 restricted stock grants on March 22, 1999, April 23, 1999, August 18, 1999 and November 19, 1999.

  Retirement Plans

     The retirement plans in the Company's executive compensation program, including the Supplemental Executive Retirement Plan (the "Retirement Plan") and the Profit Sharing Plan are intended to encourage and reward long-term employment with the Company.

     The Retirement Plan was adopted on September 30, 1986. Ten of the executive officers, all of those who were fifty-five years of age or younger on the date of adoption of the Retirement Plan, are participants under the Retirement Plan.

     The Profit Sharing Plan is a contributory plan for the benefit of substantially all employees of the Company. Each of the executive officers is a participant under the Profit Sharing Plan. Participants may make limited contributions under the Profit Sharing Plan by salary reduction. Contributions by the Company under the Profit Sharing Plan include those required to match a portion of a participant's contribution and may include limited additional contributions within the discretion of the Board of Directors. The Company's discretionary contribution to the Profit Sharing Plan for the last fiscal year is allocated among the participants based upon the relative salaries of the participants.

  Compensation of the Chief Executive Officer

     Mr. David H. Hughes, the Company's Chairman of the Board and Chief Executive Officer, is eligible to participate in the same components of the executive officers' compensation program available to the other executive officers described above, and the recommendation of the Compensation Committee with respect to Mr. Hughes' compensation was determined in the manner outlined above with respect to the executive officers. During the last fiscal year the Compensation Committee recommended, and the Board of Directors approved and implemented, an increase in Mr. Hughes' base salary from $280,000 to $300,000 in order to compensate him in a manner more consistent with his responsibilities. The Compensation Committee believes that Mr. Hughes' base salary is conservative in comparison to his peers in the industry. For the last fiscal year Mr. Hughes' annual compensation was $450,000, including a bonus of $150,000 earned under the annual incentive plan. Furthermore, Mr. Hughes earned a bonus payment under the Senior Executives' Long-Term Incentive Bonus Plan for the three fiscal year performance period ended January 28, 2000. During the last fiscal year, Mr. Hughes also received an award of 10,000 shares of restricted stock pursuant to the 1997 Executive Stock Plan.

  Conclusion

     The Compensation Committee believes that the policies articulated above will continue to ensure that the interests of the Company's executive management group are tied to the interests of the Company's shareholders.

     Submitted by the Compensation Committee of the Board of Directors.

                            H. Corbin Day, Chairman
                                John D. Baker II
                              Robert N. Blackford
                               William P. Kennedy

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The Company's compensation program for executive management includes base salaries, annual and long-term performance based on incentive bonus plans, stock plans and retirement plans. The compensation of each executive officer was established by the Board of Directors acting upon the recommendations of the Compensation Committee. With respect to each executive officer, base salary and selected other components of the compensation package are integrated on an individual basis in an effort to carry out the Company's executive compensation policy.

     The following table sets forth the annual, long-term and other compensation for the Company's Chief Executive Officer and each of the other four most highly compensated executive officers (the "named executives") during the last fiscal year, as well as the total annual compensation paid to each individual for the two previous fiscal years.

                                                                      LONG TERM COMPENSATION
                                                 ANNUAL         ----------------------------------
                                              COMPENSATION      RESTRICTED   SECURITIES
                                            -----------------     STOCK      UNDERLYING     LTIP       ALL OTHER
                                   FISCAL   SALARY     BONUS      AWARDS     OPTIONS/SAR   PAYOUTS    COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR      ($)       ($)       ($)(1)       AWARDS        ($)         ($)(2)
   ---------------------------     ------   -------   -------   ----------   -----------   -------    ------------
David H. Hughes..................   2000    300,000   150,000    390,040            0      133,536(3)    2,916
  Chairman of the Board and         1999    280,000   113,075          0            0      280,000(4)    6,498
  Chief Executive Officer           1998    260,000   130,000          0       27,900      260,000(5)    3,844
A. Stewart Hall, Jr. ............   2000    260,000   130,000    390,040            0      115,732(3)    2,758
  President and Chief Operating     1999    240,000    96,922          0            0      240,000(4)    4,479
  Officer                           1998    225,000   112,500    260,000       27,900      225,000(5)    3,692
Clyde E. Hughes III..............   2000    165,000   187,000    195,020            0            0       2,612
  Vice President and Group          1999    155,000   155,000          0          500            0       2,800
  President                         1998    150,000   150,000    130,000       10,900            0       3,221
Gradie E. Winstead, Jr. .........   2000    175,000   154,584    195,020          500            0       3,050
  Vice President and Group          1999    155,000   155,000          0          500            0       2,960
  President                         1998    145,000   145,000    130,000       12,900            0       3,106
Jasper L. Holland, Jr. ..........   2000    165,000   121,000    195,020            0            0       3,508
  Vice President and Group          1999    155,000    84,518          0            0            0       5,698
  President                         1998    150,000   104,290    130,000        7,900            0       3,986

---------------
(1) The amounts in this column are calculated by multiplying the number of shares awarded by the closing price of the Common Stock on the date of grant as reported by the New York Stock Exchange. The aggregate number and value of restricted shares of Common Stock held by each individual appearing in the table above at January 28, 2000 is set forth below:

                                                   AGGREGATE NUMBER OF    AGGREGATE VALUE OF
NAME                                                RESTRICTED SHARES     RESTRICTED SHARES+
----                                               -------------------    ------------------
David H. Hughes..................................        16,296                $294,347
A. Stewart Hall, Jr. ............................        26,296                 474,972
Clyde E. Hughes III..............................        13,148                 237,486
Gradie E. Winstead, Jr. .........................        13,148                 237,486
Jasper L. Holland, Jr. ..........................        13,148                 237,486

---------------
  + Calculated by multiplying the aggregate number of shares of restricted
    Common Stock held by the named individual on January 28, 2000 by $18.0625, the closing price of the Common Stock on such date as reported by the New York Stock Exchange. The individuals named above will receive any dividends declared with regard to the shares of restricted stock received by them.

(2) Includes the amounts indicated below for the 1998, 1999 and 2000 fiscal years: (i) the cost of premiums paid by the Company for life insurance provided to the name executive; and (ii) matching contributions made to the accounts of the named executive in the Profit Sharing Plan.

                                            2000        1999        1998          2000           1999           1998
                                          INSURANCE   INSURANCE   INSURANCE     MATCHING       MATCHING       MATCHING
EXECUTIVE                                  PREMIUM     PREMIUM     PREMIUM    CONTRIBUTION   CONTRIBUTION   CONTRIBUTION
---------                                 ---------   ---------   ---------   ------------   ------------   ------------
David H. Hughes.........................    $ 83       $1,823       1,444        $2,833         $4,675         $2,400
A. Stewart Hall, Jr. ...................     162        2,048       1,292         2,596          2,431          2,400
Clyde E. Hughes III.....................     212        1,250         821         2,400          1,550          2,400
Gradie E. Winstead, Jr. ................     235        1,010         706         2,815          1,950          2,400
Jasper L. Holland, Jr. .................     308        2,436       1,586         3,200          3,262          2,400

(3) Bonus payments under the Senior Executives' Long-Term Bonus Plan for the three fiscal year performance period ended January 28, 2000.

(4) Bonus payments under the Senior Executives' Long-Term Incentive Bonus Plan for the three fiscal year performance period ended January 29, 1999.

(5) Bonus payments under the Senior Executives' Long-Term Incentive Bonus Plan for the three fiscal year performance period ended January 30, 1998.

BONUS PLANS

     The Company has annual incentive plans for members of its executive management, and for its sales, branch and department managers and other key employees. Bonuses are awarded under the annual incentive plans upon achievement of required performance goals by applying the percentage provided for under such plans to the base salaries of members of its executive management. Individual bonuses may also be awarded to executive management and other key employees by the Board of Directors based upon job performance or other criteria within the discretion of the Board of Directors.

     The Company also has long-term performance based incentive bonus plans to provide incentive compensation to reward selected key senior executives for achieving specified Company performance goals. The Chief Executive Officer, the President and the Chief Financial Officer are the selected participants in the Senior Executives' Long-Term Incentive Bonus Plans for fiscal years 2000, 2001 and 2002. Each of these plans is a performance plan providing for the payment of an incentive bonus at the end of the three fiscal year performance period if the Company's earnings per share criteria in the plan are met.

     The Senior Executives' Long-Term Incentive Bonus Plans for fiscal years 2000, 2001 and 2002 were adopted by the Board of Directors on March 18, 1997, March 18, 1998, and March 22, 1999 respectively, and were incorporated into the Senior Executives' Long-Term Incentive Bonus Plan approved by the shareholders at the 1994 Annual Meeting and amended on January 25, 1996. Each such plan provides for payments based upon cumulative growth in the Company's earnings per share during the three fiscal year performance periods ending with January 28, 2000, January 26, 2001 and January 25, 2002, respectively. Under each of the plans, the participants would receive a bonus of from 25% to 100% of base salary for the final year of the performance period if the Company achieves the required earnings per share for such performance period. Any bonus earned would be paid in equal portions of cash and shares of Common Stock of the Company at the fair market value on the final day of the applicable performance period. Under the Senior Executives' Long-Term Incentive Bonus Plan for the three fiscal year performance period ending January 28, 2000, the Company achieved the earnings required for the payment of bonuses equal to 44.5% of the base salary for each participant. The payouts under such plan aggregated $316,037 and, in accordance with the plan, were paid one half in cash and one half in shares of Common Stock of the Company valued on the fair market value of the stock on the last day of the 2000 fiscal year.

     The following table provides information concerning estimated future payouts to the Company's Chief Executive Officer and the other participants among the Company's other four most highly compensated executive officers under the Senior Executives' Long-Term Incentive Bonus Plan for fiscal year 2002. If fully diluted earnings per share falls between the minimum earnings requirement for a bonus payment and the earnings requirement for the maximum permissible bonus payment, the amount of the bonus payment is prorated between the minimum ("threshold") bonus payment and the maximum permissible bonus payment.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                 PERFORMANCE OR    ESTIMATED FUTURE PAYOUTS UNDER
                                                  OTHER PERIOD     NON-STOCK PRICE-BASED PLANS(1)
                                     NUMBER OF       UNTIL        --------------------------------
                                      RIGHTS       MATURATION     THRESHOLD     TARGET    MAXIMUM
NAME                                    (#)        OF PAYOUT         ($)         ($)        ($)
----                                 ---------   --------------   ----------   --------   --------
David H. Hughes....................      1          3 years         95,506     382,024    382,024
A. Stewart Hall, Jr................      1          3 years         84,270     337,080    337,080

---------------
(1) Based on estimated base salary levels for final year of performance period. If earnings per share fall between the amount required for a threshold bonus payment and the amount required for the maximum permissible bonus payment, the amount of the bonus payment is prorated accordingly. The target earnings per share level under the Senior Executives' Long-Term Incentive Bonus Plan triggers the maximum permissible bonus payment thereunder.

    Under the Senior Executives' Long-Term Incentive Bonus Plan, as amended on January 25, 1996, the Compensation Committee, in its sole discretion, may establish separate performance plans and designate the performance periods, goals, participants and bonus payments to be made under such plans if the required performance goals are achieved.

STOCK OPTION PLANS

    The 1997 Executive Stock Plan authorizes the granting of incentive stock options and non-qualified options, both of which are exercisable for shares of Common Stock, and also permits the granting of stock appreciation rights ("SARs") either alone or in conjunction with the granting of options. The 1997 Executive Stock Plan currently authorizes the granting of options, in addition to those currently outstanding, for the purchase of up to 124,779 shares of Common Stock by any Key Employee (as defined in the 1997 Executive Stock Plan) of the Company. Under the 1997 Executive Stock Plan, options may be granted at prices not less than market value on the date of grant, but prices for incentive stock options granted to employees who own more than 10% of the Common Stock must be granted at least 110% of such market value. Options may be granted from to time through the earlier of December 31, 2006 or the date upon which all of the stock reserved under the 1997 Executive Stock Plan has been issued or no longer is available for use under the 1997 Executive Stock Plan. Such options may be exercisable for up to 10 years from the date of grant, except in the case of employees owning more than 10% of the Common Stock, for whom incentive stock options may be exercisable only up to 5 years from the date of grant. The 1997 Executive Stock Plan permits the granting of incentive stock options and other stock options, restricted stock and the granting of SARs either alone or in conjunction with the granting of options. Only 12,979 shares are available for grants of restricted stock. Under the terms of the 1997 Executive Stock Plan, the Compensation Committee of the Board of Directors has the authority, solely within its discretion, to determine the terms of and to make grants of any additional options under the 1997 Executive Stock Plan. The Compensation Committee granted an aggregate of 20,500 options on March 22, 1999 and April 23, 1999. The Compensation Committee granted an aggregate of 221,000 restricted stock grants on March 22, 1999, April 23, 1999, August 18, 1999 and November 19, 1999.

    If the Executive Stock Plan Proposal is approved by the shareholders at the Annual Meeting, the 1997 Executive Stock Plan will be amended to increase from 750,000 (adjusted to reflect the three-for-two stock split that became effective on July 17, 1997 (the "1997 Stock Split")), to 1,750,000 the number of shares of Common Stock reserved for use under the 1997 Executive Stock Plan and increase from 375,000 (adjusted for the 1997 Stock Split) to 875,000 the number of shares which may, but need not be, granted as restricted shares of Common Stock under the 1997 Executive Stock Plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options granted to the named executives during the fiscal year ended January 28, 2000:

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                                                                              STOCK PRICE
                                                                                           APPRECIATION FOR
                                 INDIVIDUAL GRANTS(1)                                       OPTION TERM(2)
--------------------------------------------------------------------------------------   ---------------------
                               NUMBER OF      PERCENT OF TOTAL
                              SECURITIES      OPTIONS GRANTED    EXERCISE
                              UNDERLYING      TO EMPLOYEES IN     PRICE     EXPIRATION
NAME                        OPTIONS GRANTED     FISCAL YEAR       ($/SH)       DATE       5%($)       10%($)
----                        ---------------   ----------------   --------   ----------   --------    ---------
David H. Hughes...........          0                --               --           --        --           --
A. Stewart Hall, Jr.......          0                --               --           --        --           --
Clyde E. Hughes III.......          0                --               --           --        --           --
Gradie E. Winstead, Jr....        500               2.4%          $23.25    4/23/2009     7,311       18,527
Jasper L. Holland, Jr.....          0                --               --           --        --           --

---------------
(1) Each of these options was granted pursuant to the Company's 1997 Executive Stock Option Plan and is subject to the terms of such plan. As long as the optionee maintains continuous employment with the Company, all of these options will vest on January 1, 2002.

(2) Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if they were exercised at the end of the option term. The assumed 5% and 10% rates of stock appreciation are based on appreciation from the exercise price per share. These rates are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall stock market conditions and the option holders' continued employment through the vesting period.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table summarizes options exercised during the fiscal year ended January 28, 2000 and presents the value of unexercised options held by the named executives at fiscal year end:

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                             OPTIONS AT               IN-THE-MONEY OPTIONS
                           SHARES                        JANUARY 28, 2000(#)         AT JANUARY 28, 2000($)
                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
David H. Hughes........       0             0          48,750         27,900         220,946           0
A. Stewart Hall,
  Jr. .................       0             0          61,374         27,900         327,202           0
Clyde E. Hughes III....       0             0          15,000         11,400         202,500           0
Gradie E. Winstead,
  Jr. .................       0             0          19,848         13,900         243,306           0
Jasper L. Holland,
  Jr. .................       0             0          45,000          7,900         252,510           0

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Company has Supplemental Executive Retirement Plan Agreements with certain of its executive officers providing for the payment by the Company of supplemental retirement compensation in addition to any compensation paid under the Company's other benefit programs. The Company is obligated to pay supplemental retirement compensation, pursuant to the Supplemental Retirement Plan Agreements, to each of such officers (i) after retirement of such executive officer from the service of the Company, or (ii) upon such officer's total disability while in the employ of the Company, provided such disability continues until the executive officer's normal retirement date. Supplemental retirement compensation will be based upon the salary portion of such executive officer's annual compensation (not including any bonus or other compensation) for the final year of employment prior to retirement, or for the final year of employment prior to the disability preceding disability retirement, as the case may be, ("final salary"), and will be payable monthly following such retirement for a period of 15 years. The rate per annum of supplemental retirement compensation in the case of retirement or disability retirement at age 65 shall be equal to 35% of final salary or, in the case of early retirement or early disability retirement with the approval of the Company prior to age 65 but not earlier than age 55, shall be reduced proportionately to from 96% of 35% of final salary upon retirement at age 64 to 60% of 35% of final salary upon retirement at age 55. Death benefits are payable under each of the agreements in the event of death while employed by the Company but prior to disability retirement. Death benefits are payable monthly for a period of 10 years after death at the rate per annum equal to 35% of final base salary. Benefits under the Supplemental Executive Retirement Plan Agreements are totally nonvested, unfunded retirement and death benefits. Based on their annual compensation through the end of the Company's fiscal year ended January 28, 2000 and assuming normal retirement age has been attained, the named executive officers would be entitled to projected annual payments under the Supplemental Executive Retirement Plan Agreements as follows: Mr. David H. Hughes, $105,000; Mr. A. Stewart Hall, Jr., $91,000; Mr. Clyde E. Hughes, $57,750; Mr. Gradie E. Winstead, Jr., $61,250; and Mr. Jasper L. Holland, Jr., $57,750.

CASH OR DEFERRED PROFIT SHARING PLAN

     The Profit Sharing Plan is for the benefit of substantially all employees of the Company and its subsidiaries. SunTrust Bank, Inc. is trustee of the Profit Sharing Plan. The Profit Sharing Plan is administered by an administrative committee appointed by the Company's Board of Directors. Eligible employees may contribute to the Profit Sharing Plan by salary reduction, and before imposing federal income taxes, from 2% to 15% of their cash compensation up to a maximum of $9,500 per year as adjusted for inflation ($10,500 for 2000). On employee contributions of up to 5% (increasing to 6% in February 2001) of the employee's cash compensation, the Company will contribute a matching contribution of 50% of the employee's contribution. Additional discretionary contributions by the Company, which may be either a fixed dollar amount of a percentage of profits, may be made to the Profit Sharing Plan at the discretion of the Company's Board of Directors, but all employee and Company contributions may not exceed the maximum amount deductible for federal income tax purposes. Allocations of discretionary Company contributions are made to the accounts of active participants on the basis of their compensation. The full amounts credited to their accounts (valued in accordance with the Profit Sharing Plan) are distributed to participants upon their death or retirement. For participants who cease to be employees prior to death or retirement, the amounts distributed are 100% of the participant's contribution account and the vested percentage of the participant's Company contribution account based upon the participant's period of service as follows: less than 3 years, 0%; 3 years, 20%; 4 years, 40%; 5 years, 60%; 6 years, 80%; 7 years or more, 100%. The Company did not contribute to the Profit Sharing Plan during the fiscal year ended January 28, 2000.

CHANGE-IN-CONTROL ARRANGEMENTS

     In December 1999 the Company entered into agreements with each of the named executives that provide for severance payments in the event of termination of their employment with the Company following a "change in control" of the Company if such termination is by the Company without cause or by the named executive for "good reason." The agreements have a two-year term that, in the event of a change in control of the Company during such term, extends to sixty days following twenty-four months after the change in control. In the event of such a termination by the named executive for good reason or by the Company without cause during the term of the agreement and within twenty-four months following the change in control, the named executive is entitled to receive a lump sum severance payment within fifteen days following termination equal to the lesser of (1) the product of three times the average annual compensation (including base salary, bonuses, fringe benefits and deferred compensation) paid to the named executive during the three-year period prior to the termination date (or, if higher, in effect prior to the event constituting "good reason") or (2) one dollar less than three times the named executive's annualized includible compensation for income tax purposes during the five-year period preceding the change in control. In general, a "change in control" under the agreements is defined as the acquisition of 49% of more of the voting power of the Company's common stock, the current Directors ceasing to be a majority of the Directors within a twenty-four month period, or the sale of substantially all of the Company's assets by or merger of the Company. "Good reason" for the named executives to terminate employment under the agreements is generally any reduction in compensation, loss of title or position, significant diminution of duties and responsibilities or relocation requirement.

OTHER BENEFITS

     The Company provides $250,000 life insurance policies for its executive officers, and $100,000 life insurance policies for other key employees.

CASH COMPENSATION OF DIRECTORS

     Nonemployee Directors of the Company receive an annual retainer of $20,000 and attendance fees of $1,000 for each Board meeting attended in person or by telephone conference. For each meeting of a committee of the Board of Directors such nonemployee Directors receive an attendance fee of $500 for attendance in person or by telephone conference. Directors who are employees of the Company do not receive directors' or committee members' fees. John D. Baker II, Robert N. Blackford, H. Corbin Day, William P. Kennedy and John B. Ellis served as nonemployee Directors and received nonemployee Director's fees during the fiscal year ended January 28, 2000.

DIRECTORS' STOCK OPTION PLAN

     Each of the nonemployee Directors is a participant in the Directors' Plan. Under the Directors' Plan, options for the purchase of Common Stock are granted to the participants on the date of each annual meeting of the Board of Directors following each annual meeting of the shareholders. Under the Directors' Plan approved by the shareholders in 1989, options with respect to an aggregate of 18,000 shares (adjusted to reflect the 1997 Stock Split), equally divided among the then participants, were granted to the participants in each of the years 1989 through 1993. The Directors' Plan was amended with shareholder approval in 1994 to provide for the granting of options with respect to an aggregate of 22,500 shares (adjusted to reflect the 1997 Stock Split), equally divided among the then participants in each of the years 1994 through 1998. The Directors' Plan was again amended with shareholder approval in 1999 to increase to 302,500 shares the number of shares with respect to which options may be granted and to provide for the granting of options with respect to an aggregate of 20,000 shares equally divided among the participants in each of the years 1999 forward. Options granted under the Directors' Plan are granted for the purchase of shares at a purchase price of 100% of the current market value of the Common Stock on the date of the grant and expire 10 years after the date of the grant or earlier in the event of termination of service as a nonemployee Director or under the circumstances set forth in the Directors' Plan. Such options are not incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended (the "Code"). During the last fiscal year, options with respect to an aggregate of 20,000 shares divided equally between the four nonemployee Directors (who served as Directors for the entire fiscal year), were granted at a purchase price of $26.8125 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     As indicated in the Compensation Committee Report on Executive Compensation set forth elsewhere in this Proxy Statement, David H. Hughes, the Chairman of the Board and Chief Executive Officer of the Company, consulted with the Compensation Committee with respect to the compensation of the executive management group and submitted to the Compensation Committee his recommendation for compensation of the other members of the group. Mr. Hughes, who is not a member of the Compensation Committee, consulted with the Compensation Committee and provided his recommendation at the Compensation Committee's request.

CERTAIN TRANSACTIONS WITH MANAGEMENT

     The Company and certain of its subsidiaries lease certain buildings and properties from Hughes, Inc., a company of which David H. Hughes, Vincent S. Hughes and Russell V. Hughes (formerly an executive officer of the Company) are the officers and directors, and in which each owns a one-third interest. During the last fiscal year 14 such leases were in effect in Florida. Each lease was entered into prior to March 11, 1992 and was renewed effective as of April 1, 1998, except for one lease that was not renewed that is currently on a month-to-month basis. Such leases typically relate to branch facilities including buildings ranging in size from approximately 15,000 to 116,000 square feet together with outside parking and storage areas ranging in size from approximately 35,000 square feet to several acres. The two largest buildings leased from Hughes, Inc. are the Orlando Electric sales branch facility which is approximately 116,000 square feet and the Orlando Plumbing sales branch facility which is approximately 64,000 square feet.

     Under leases in effect during the fiscal year ended January 28, 2000, the Company and its subsidiaries made rental payments to Hughes, Inc. aggregating $1,340,580. The Company also pays real estate taxes, building insurance and repairs, other than structural repairs, with respect to the leased properties. During the last fiscal year the Company paid real estate taxes and building insurance on the leased properties of $229,561 and $16,650, respectively. Maintenance repairs paid by the Company during the last fiscal year were not substantial and were, in the opinion of management, normal for the types of properties leased.

     The Company leases certain buildings and properties from SWS-TX Realty, Inc. ("SWS-TX Realty"), Jem-Realty, LLC ("Jem-Realty"), SWS-GA Realty, Inc. ("SWS-GA Realty") and SJ Limited Partnership ("SJ Partnership"). H. Corbin Day and Michael L. Stanwood are the sole shareholders of SWS-TX Realty and SWS-GA Realty, and Jem-Realty is a wholly-owned subsidiary of Jemison. Michael L. Stanwood is a limited partner of SJ Partnership and a director of Jemison. During the last fiscal year, seven such leases were in effect with respect to five locations in Texas, one location in Georgia, and one location in North Carolina. Five of the leases except one were entered into on May 13, 1996. All of the leases except one will expire on May 12, 2002. One of the leases pertains to a property located in Texas and was entered into on July 1, 1998 and will expire on June 30, 2000. The remaining lease in Texas was entered into on May 1, 1999 and will expire on April 30, 2004. Each lease typically relates to branch facilities ranging in size from approximately 15,000 to 44,500 square feet, together with outside storage and parking. Under leases in effect during the fiscal year ended January 28, 2000, the Company made rental payments to SWS-TX Realty, Jem-Realty, SWS-GA Realty and SJ Partnership aggregating $499,704. During the last fiscal year, the Company paid aggregate real estate taxes and building insurance on the leased properties of $77,802 and $4,606 respectively. The Company also pays for repairs, other than structural repairs, with respect to the leased properties. Maintenance repairs paid by the Company during the last fiscal year were not substantial and were, in the opinion of management, normal for the types of properties leased.

     During the fiscal year ended January 28, 2000, the Company purchased approximately $849,940 worth of merchandise from Jasper Lee Enterprises, Inc. ("Jasper Enterprises"). Jasper Enterprises sells promotional and other marketing related items. Diane E. Holland, wife of Jasper L. Holland, Jr., a Vice President and Group President of the Company, is the sole shareholder of Jasper Enterprises.

     During the fiscal year ended January 28, 2000, Travel Concepts received approximately $67,896 in commission payments from the Company in connection with travel services provided to the Company. Travel Concepts is owned jointly by Gradie E. Winstead, a Vice President and Group President of the Company, and his wife Tara Winstead. Mr. Winstead is also a Director and Vice President of Travel Concepts.

     The Company believes that the terms of the transactions described above are at least as favorable to the Company as those which could have been obtained from unrelated parties.

     Robert N. Blackford, a Director of the Company, is a member of the law firm of Holland & Knight LLP which served as counsel to the Company during the fiscal year ended January 28, 2000.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares during the five year period ended January 28, 2000, the yearly percentage change in the cumulative total shareholder return of the Company's Common Stock with the cumulative total return of the S&P SmallCap 600 and the cumulative total return of an industry group consisting of those peer group companies identified in the graph which have been selected by the Company as reporting companies whose lines of business are comparable to those of the Company. For comparison purposes an old industry peer group has been included; the new industry peer group includes the members of the old industry peer group and additional peers that are more representative of the Company's competitors.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
             AMONG HUGHES SUPPLY, INC., THE S&P SMALLCAP 600 INDEX,
                     A NEW PEER GROUP AND AN OLD PEER GROUP
[PERFORMANCE GRAPH]

                                           HUGHES SUPPLY,
                                                INC.              NEW PEER GROUP         OLD PEER GROUP        S&P SMALLCAP 600
                                           --------------         --------------         --------------        ----------------
1/95                                           100.00                 100.00                 100.00                 100.00
1/96                                           162.93                 123.38                 123.38                 132.11
1/97                                           198.42                 143.93                 143.33                 162.59
1/98                                           283.71                 180.68                 179.58                 196.93
1/99                                           222.94                 181.17                 181.09                 203.73
1/00                                           157.01                 161.13                 164.69                 224.73

* $100 INVESTED ON 1/31/95 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JANUARY 31.

OLD INDUSTRY PEER GROUP                       NEW INDUSTRY PEER GROUP
-----------------------                       -----------------------
Building Materials Holding Corp.        Building Materials Holding Corp.
A.M. Castle & Co.                       A.M. Castle & Co.
Centex Corp.                            Centex Corp.
Florida Rock Industries, Inc.           Florida Rock Industries, Inc.
W.W. Grainger, Inc.                     W.W. Grainger, Inc.
Lawson Products, Inc.                   Industrial Distribution Group, Inc.
Lennar Corporation                      Lawson Products, Inc.
Noland Company                          Lennar Corporation
Watsco Inc.                             Noland Company
                                        SCP Pool Corp.
                                        Watsco Inc.
                                        Wesco International, Inc.

---------------
* The figures in the Old Industry Peer Group have been restated to exclude United States Filter Corporation because it was acquired during 1999 and is no longer publicly traded.

                       BOARD OF DIRECTORS AND COMMITTEES

BOARD OF DIRECTORS' MEETINGS AND ATTENDANCE

     During the last fiscal year, the Board of Directors of the Company held a total of seven meetings. Each member of the Board of Directors attended 100% of the aggregate of (i) the total number of meetings of the Board of Directors, and
(ii) the total number of meetings held by all committees of the Board of Directors on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has standing Executive, Audit, Compensation, Long-Term Incentive Plan, and Directors' Stock Option Plan Committees. The memberships of the standing committees of the Board of Directors are listed in the Directors' biographies set forth below under "Election of Directors." The Company does not have a nominating committee.

     The Executive Committee met one time during the last fiscal year. At its meetings the Executive Committee considered recommendations for outside directors. The Executive Committee has authority to act on matters of general corporate governance when the Board of Directors is not in session.

     The Audit Committee met four times during the last fiscal year. At its meetings, the Audit Committee considered the recommendations of the Company's independent auditors with respect to internal accounting controls, reviewed management's actions taken in response to such recommendations, reviewed the reports of the Company's internal audit staff with respect to internal controls, reviewed the professional services provided by the independent auditors together with the range of audit and nonaudit fees, reviewed the status of the Company's planning efforts with respect to the Year 2000 issue, considered the recommendations of the Blue Ribbon Committee with respect to audit committees, reviewed drafts of a written charter for the Audit Committee and reviewed the Company's proxy statement and Form 10-K.

     The Compensation Committee met four times during the last fiscal year and reviewed and made recommendations to the Board of Directors with respect to the compensation of members of the Company's executive management group and the appointment of additional executive officers. It also issued restricted stock grants under the 1997 Executive Stock Plan. Information with respect to the Compensation Committee's recommendation for the last fiscal year is set forth elsewhere in this Proxy Statement under "Compensation Committee Report on Executive Compensation."

     The Long-Term Incentive Plan Committee met twice during the last fiscal year to approve pay-out under the fiscal 2000 plan, to set targets for the fiscal 2003 plan and to consider alternatives to the existing plan. The Long-Term Incentive Plan Committee was established on January 25, 1996, pursuant to an amendment to the Senior Executives' Long-Term Incentive Plan, to administer the plan and any separate performance plans adopted thereunder. It is the duty of the Long-Term Incentive Plan Committee to interpret the plan and to establish and administer separate performance plans under the plan, including the designation of applicable performance periods, the selection of participants, the establishment and application of performance goals and the determination of performance bonus payments under such plans.

     The Directors' Stock Option Plan Committee has the authority to interpret the provisions of the Directors' Plan. The Directors' Stock Option Plan Committee did not meet during the last fiscal year.

FAMILY RELATIONSHIPS BETWEEN CERTAIN DIRECTORS AND EXECUTIVE OFFICERS

     The following family relationship exists between Directors and executive officers of the Company:

              David H. Hughes and Vincent S. Hughes are brothers.

                             ELECTION OF DIRECTORS
                                 (PROPOSAL ONE)

     The Company's Restated Articles and Bylaws provide that the Board of Directors of the Company shall be divided into three approximately equal classes of Directors. The Company's Board of Directors is currently comprised of seven Directors, two classes consisting of two Directors and one class consisting of three Directors each. Each Director is elected for a three-year term, with one class of Directors being elected at each annual meeting of shareholders.

     The Board of Directors has nominated H. Corbin Day and Robert N. Blackford for election as Directors at the Annual Meeting. Messrs. Day and Blackford currently are members of the Board of Directors and have consented to serve as Directors if elected. If elected at the Annual Meeting, Messrs. Day and Blackford will serve until the 2003 Annual Meeting and until the election and qualification of their respective successors or until their earlier death, resignation or removal.

VOTING INFORMATION WITH REGARD TO THE ELECTIONS PROPOSAL

     It is the intention of the persons named as proxies to vote the proxies FOR the election to the Board of Directors of the nominees named above, unless a shareholder directs otherwise. In the event that a vacancy (which is not anticipated) arises prior to the Annual Meeting, the proxy may be voted for a substitute nominee designated by the Board of Directors.

     The affirmative vote of a plurality of the votes cast by the holders of Common Stock will be required to elect the nominees as Directors of the Company for the ensuing three year term. Abstentions and broker non-votes will have no effect on the outcome of the voting to elect the Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED IN THIS PROPOSAL.

DIRECTOR INFORMATION

     Set forth below is information concerning the nominees to be elected at the Annual Meeting for a three-year term expiring at the 2003 Annual Meeting, as well as certain information concerning the Directors whose terms extend beyond the Annual Meeting. Set forth below with respect to each director or director nominee is his name, age, principal occupation and business experience for the past five years and length of service as a Director.

DIRECTORS TO BE ELECTED AT THE ANNUAL MEETING

ROBERT N. BLACKFORD
AGE: 63

     Mr. Blackford has served as a Director since December 1970 and served as the Company's Secretary from February 1974 to May 1997. Mr. Blackford also serves as a member of the Company's Compensation, Directors' Stock Option Plan and Long-Term Incentive Plan Committees. Mr. Blackford is an attorney in Orlando, Florida with the law firm of Holland & Knight LLP, the successor to the law firm of Maguire, Voorhis & Wells, P.A., where he has practiced since 1968. Mr. Blackford's term as a Director of the Company expires at the 2000 Annual Meeting.

H. CORBIN DAY
AGE: 62

     Mr. Day has served as a Director of the Company since October 1996. Mr. Day currently serves as Chairman of Jemison Investment Co., Inc. Mr. Day serves as a member of the Company's Compensation, Directors' Stock Option Plan, Long-Term Incentive Plan and Audit Committees. Mr. Day is also a member of the Board of Directors of American Heritage Life Insurance, Blount International, Inc. and Champion International. Mr. Day's term as a Director of the Company expires at the 2000 Annual Meeting.

DIRECTORS WHOSE TERMS EXTEND BEYOND THE ANNUAL MEETING

WILLIAM P. KENNEDY
AGE: 56

     Mr. Kennedy has served as a Director since March 1999. Mr. Kennedy currently serves as Chief Executive Officer of Nephron Pharmaceuticals Incorporated, a manufacturer of sterile pharmaceutical products. Mr. Kennedy serves as a member of the Company's Compensation, Long-Term Incentive Plan and Audit Committees. From 1981 to 1997, Mr. Kennedy served as Chairman and Chief Executive Officer of Rotech Medical, a home health services company. Mr. Kennedy's term as a Director of the Company expires at the 2002 Annual Meeting.

DAVID H. HUGHES
AGE: 56

     Mr. Hughes has served as the Company's Chairman of the Board and Chief Executive Officer since November 1986, and as a Director since August 1968. Mr. Hughes also serves as a member of the Company's Executive Committee. Mr. Hughes served as President of the Company from June 1972 to March 1994. Mr. Hughes is also a director of SunTrust Banks, Inc., Brown & Brown, Inc. and Lanier Worldwide, Inc. Mr. Hughes' term as a Director of the Company expires at the 2002 Annual Meeting.

VINCENT S. HUGHES
AGE: 59

     Mr. Hughes has served as Vice President of the Company since April 1972 and as a Director since April 1966. Mr. Hughes also serves as a member of the Company's Executive Committee. Mr. Hughes' term as a Director of the Company expires at the 2002 Annual Meeting.

JOHN D. BAKER II
AGE: 51

     Mr. Baker has served as a Director of the Company since March 1994. Mr. Baker also serves as a member of the Company's Compensation, Directors' Stock Option Plan, Long-Term Incentive Plan and Audit Committees. Mr. Baker currently serves as President and Chief Executive Officer and director of Florida Rock Industries, Inc. Mr. Baker also serves as a director of Patriot Transportation Holding, Inc. Mr. Baker's term as a director of the Company expires at the 2001 Annual Meeting.

A. STEWART HALL, JR.
AGE: 57

     Mr. Hall has served as the Company's President, Chief Operating Officer and a Director since March 1994. Mr. Hall also serves as a member of the Company's Executive Committee. Mr. Hall served as the Company's Executive Vice President from January 1988 to March 1994. Mr. Hall's term as a director of the Company expires at the 2001 Annual Meeting.

           APPROVAL OF AMENDMENT TO 1997 EXECUTIVE STOCK OPTION PLAN
                                 (PROPOSAL TWO)

     The Board of Directors has approved and seeks shareholder approval of Amendment No. 1 to the 1997 Executive Stock Plan, as described herein. The 1997 Executive Stock Plan was approved by the shareholders at the 1997 Annual Meeting as an incentive program to grant equity-based incentive compensation to key employees of the Company. The 1997 Executive Stock Plan is intended to act as an incentive to enhance shareholder value by providing to plan participants an opportunity to benefit from increases in the value of the Common Stock.

     The proposed amendment for approval by the shareholders at the Annual Meeting would increase from 750,000 (adjusted for the 1997 Stock Split) to 1,750,000 the number of shares of Common Stock reserved for use under the 1997 Executive Stock Plan and increase from 375,000 (adjusted for the 1997 Stock Split) to 875,000 the number of shares which may, but need not be, granted as restricted shares of Common Stock ("Restricted Stock").

     A general summary of the 1997 Executive Stock Plan as currently in effect and as proposed to be amended is set forth below.

SUMMARY OF 1997 EXECUTIVE STOCK PLAN

  Grants

     The 1997 Executive Stock Plan provides for grants of options to purchase Common Stock, Restricted Stock, and grants of SARs (entitling the grantee to receive the difference in value between the underlying Common Stock on the date of exercise and the value of such Common Stock on the date of grant), which may be either freestanding or granted in tandem with an option. Options to purchase Common Stock may be either incentive stock options ("ISOs"),which are intended to satisfy the requirements of Section 422 of the Code, or options which are not intended to satisfy the requirements of Section 422 of the Code ("NQOs").

  Shares

     There are currently 750,000 shares of Common Stock reserved for use under the 1997 Executive Stock Plan, of which up to 375,000 may, but need not be, granted as Restricted Stock. Any shares subject to an option that remain unissued after the cancellation, expiration or exchange of an option and any shares of Restricted Stock which are forfeited will again become available for use under the 1997 Executive Stock Plan. Any shares which are surrendered for cash or Common Stock or a combination thereof, and any shares of Common Stock used to satisfy a withholding obligation shall not again become available for use under the 1997 Executive Stock Plan. As of April 1, 2000, there were available an aggregate of 124,779 shares of Common Stock under the 1997 Executive Stock Plan, of which 12,979 could be granted as Restricted Stock.

     The proposed amendment would make an additional 1,000,000 shares available for use under the 1997 Executive Stock Plan. The proposed amendment would also increase by 500,000 the number of shares which may, but need not be, granted as Restricted Stock.

  Administration of 1997 Executive Stock Plan

     The 1997 Executive Stock Plan is administered by the Compensation Committee, which has the sole authority to grant options, SARs and Restricted Stock. The Compensation Committee must consist of at least two Directors, each of whom shall be an "outside director" for purposes of Section 162(m) of the Code ("Section 162(m)"). The Board of Directors has authorized the Compensation Committee to interpret the 1997 Executive Stock Plan to determine the key employees to receive grants, the number of shares to be granted, the terms of option grants and restrictions on shares, the provisions of the respective option, Restricted Stock and SAR agreements (which need not be identical), and to take such other action in the administration and operation of the 1997 Executive Stock Plan as the Compensation Committee deems equitable under the circumstances. The Board of Directors, however, has reserved to itself the right to act with respect to any matters concerning: (1) certain corporate transactions in which there is a change in control (as defined in the 1997 Executive Stock Plan) with no assumption or substitution of options, SARs or Restricted Stock granted under the 1997 Executive Stock Plan (in which case: (i) options and SARs may be cancelled unilaterally by the Company in exchange for a payment of whole shares of Common Stock, and cash in lieu of fractional shares, if any, which the holder would have received if on the date set by the Board of Directors he or she had exercised his or her SAR in full or if he or she had exercised a right to surrender his or her outstanding option in full; (ii) options and SARs may be cancelled unilaterally if the option price or SAR share value at grant equals or exceeds the fair market value of a share of Common Stock on such date; and (iii) the grant and forfeiture conditions on Restricted Stock may be deemed satisfied); or (2) any adjustment in the number of shares reserved for issuance under the 1997 Executive Stock Plan, in the number of shares of Restricted Stock granted and any related restrictions, the number of shares of Common Stock subject to options, the option price, the SAR grant value and the number of shares of Common Stock related to any SAR to equitably reflect any change in the capitalization of the Company, including, but not limited to Common Stock dividends or Common Stock splits or to reflect certain corporate transactions; or (3) the amendment or termination of the 1997 Executive Stock Plan. However, the Compensation Committee may condition an amendment on the approval of the Company's shareholders to the extent the Compensation Committee determines such approval to be necessary or advisable for securities or tax purposes.

  Eligibility

     The Compensation Committee selects key employees to participate in the 1997 Executive Stock Plan. A key employee means any employee of the Company or any subsidiary, who, in the judgment of the Compensation Committee, is a key to the success of the Company or a subsidiary.

  Terms of Options

     The 1997 Executive Stock Plan authorizes the grant of ISOs or NQOs, both of which are exercisable for shares of Common Stock. The price at which an option may be exercised for a share of Common Stock may not be less than the fair market value of a share of Common Stock on the date the option is granted. The "fair market value" means the closing price per share of Common Stock on the New York Stock Exchange on the day prior to the date the option is granted, or if no such closing price is available on such day, the closing price for the immediately preceding business day.

     The period during which an option may be exercised is determined by the Compensation Committee at the time of option grant and may not extend more than 10 years from the date of grant for an ISO or more than 5 years from the date of grant for an ISO granted to a key employee who is also a ten percent shareholder. An option or portion thereof that is not exercised before expiration of the applicable option period shall terminate. No grants will be made after December 31, 2006.

     The aggregate fair market value of ISOs granted to a key employee under the 1997 Executive Stock Plan and incentive stock options granted under any other stock option plan adopted by the Company or a subsidiary which first becomes exercisable in any calendar year may not exceed $100,000. Furthermore, a key employee may be granted, in any calendar year, one or more options, or one or more SARs, or one or more options and SARs in any combination which, individually or in the aggregate, relate to no more than 15,000 shares of Common Stock.

  Stock Appreciation Rights

     Under the 1997 Executive Stock Plan, SARs may be granted as part of an option (a "Related Option") with respect to all or a portion of the shares of Common Stock subject to the Related Option (a "Tandem SAR") or may be granted separately (a "Freestanding SAR") (Tandem SARs and Freestanding SARs are collectively referred to as "SARs"). The share value of a Freestanding SAR shall be set forth in the related SAR agreement, and may not be less than the fair market value of a share of Common Stock on the date of grant of the SAR. The share value of a Tandem SAR shall be determined by the exercise price of the Related Option, which also may not be less than the fair market value of a share of Common Stock on the date of grant. The grant of SARs may be subject to such other terms as the Compensation Committee deems appropriate.

     When a Freestanding SAR is exercised, the key employee receives a payment determined by calculating the difference between the share value at grant as set forth in the SAR agreement and the fair market value of a share of Common Stock on the date of exercise. On the exercise of a Tandem SAR, the Related Option is deemed to be surrendered to the extent of the number of shares of Common Stock for which the Tandem SAR is exercised, and the payment is based on the increase in fair market value of a share of Common Stock on the exercise date over the share value stated in the option agreement. Payment may be made in cash or stock, or a combination of cash and stock. The form and timing of payments is determined by the Compensation Committee.

  Restricted Stock

     Shares of Restricted Stock may be granted to key employees and may be subject to one or more contractual restrictions applicable generally or to a key employee in particular, as established by the Compensation Committee at the time of grant and as set forth in the related Restricted Stock agreement. The agreement sets forth the conditions, if any, which will need to be satisfied before the grant will be effective and the conditions, if any, under which the key employee's interest in the Restricted Stock will be forfeited. As soon as practicable after a grant has become effective, the shares are registered to or for the benefit of the employee. The Restricted Stock agreement states whether the employee has the right to receive any cash dividends paid with respect to the shares of Restricted Stock. If the employee has no right to receive cash dividends, the agreement may give the employee the right to receive a cash payment in the future in lieu of the dividend payments, provided certain conditions are met. Common Stock dividends declared on the shares of Restricted Stock after grant but before the shares are forfeited or become nonforfeitable are treated as part of the grant of the related Restricted Stock. An employee has the right to vote the shares of Restricted Stock after grant until they are forfeited or become nonforfeitable.

     Shares of Restricted Stock may vest in installments or in lump sum amounts upon satisfaction of the stipulated conditions. If the restrictions are not satisfied, the shares are forfeited back to the Company and again become available under the 1997 Executive Stock Plan. To enforce the restrictions, all shares of Restricted Stock will be held by the Company until the restrictions are satisfied. The exercise or surrender of any option granted under the 1997 Executive Stock Plan and the acceptance of a Restricted Stock grant constitutes an employee's full and complete consent to whatever actions the Compensation Committee deems necessary to satisfy the federal and state tax withholding requirements, if any, which the Compensation Committee in its discretion deems applicable to such exercise or surrender of such Restricted Stock. The Compensation Committee also can provide in an option agreement or Restricted Stock agreement that an employee may elect to satisfy federal and state tax withholding requirements through a reduction in the number of shares of Common Stock actually transferred to the employee under the 1997 Executive Stock Plan, and any such election and any such reduction shall be effected so as to satisfy the conditions to the exemption under Rule 16b-3. Grants of Restricted Stock are effective for periods as determined by the Compensation Committee, provided no Restricted Stock may be granted after the earlier of December 31, 2006 or the date on which all shares of Common Stock reserved under the 1997 Executive Stock Plan have been issued or are unavailable for the 1997 Executive Stock Plan use, in which event the 1997 Executive Stock Plan also shall terminate on such date.

     In the case of Restricted Stock grants which vest only on the satisfaction of performance objectives, the Compensation Committee determines the performance objectives to be used in connection with Restricted Stock awards and the extent to which such objectives have been met. Performance objectives may vary from participant to participant and between groups of participants and shall be based upon such Company and/or subsidiary performance factors and criteria as the Compensation Committee in its sole discretion selects.

  Certain Federal Income Tax Consequences

     The following summary generally describes the principal federal income tax consequences of certain events under the 1997 Executive Stock Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to the Company. The provisions of the Code and regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances.

     An employee is not be subject to any federal income tax upon the grant of an option or SAR granted pursuant to the 1997 Executive Stock Plan. Except as specified below, an employee does not recognize income for federal income tax purposes (and the Company will not be entitled to any federal income tax deduction) as a result of the exercise of an ISO and the related transfer of shares to the employee. However, the excess of the fair market value of the shares transferred upon the exercise of an ISO over the exercise price for such shares generally constitutes an item of alternative minimum tax adjustment to the employee for the year in which the option is exercised. Thus certain employees may have an increase in their federal income tax liability as a result of the exercise of an ISO under the alternative minimum tax rules of the Code.

     If the shares transferred pursuant to the exercise of an ISO are disposed of within two years from the date the ISO is granted or within one year from the date the ISO is exercised (the "ISO holding periods"), the employee recognizes ordinary compensation income equal to the lesser of (i) the excess of the amount realized on the disposition over the price paid for the shares (the "gain realized") or (ii) the excess of the fair market value of the shares when transferred to the employee at exercise over the exercise price for such shares. The Company is entitled to a federal income tax deduction as a result of the early disposition of shares prior to the end of the ISO holding period.

     If the shares transferred upon the exercise of an ISO are disposed of after the ISO holding periods have been satisfied, such disposition generally results in long term capital gain or long term capital loss with respect to the gain or loss realized on the disposition. The Company is not entitled to a federal income tax deduction as a result of a disposition of such shares after the ISO holding periods have been satisfied.

     Ordinary compensation income is recognized upon exercise of an NQO. Generally, the ordinary income realized is the excess, if any, of the fair market value of the shares of Common Stock received upon the exercise of the NQO over the exercise price. An employee also recognizes ordinary compensation income upon exercising a SAR. The amount of such income is the amount of any cash received and the fair market value of any shares of the Common Stock received upon exercise of the SAR.

     Generally, federal income tax withholding from the employee is required on the compensation income recognized by the employee upon exercise of an NQO or a SAR. The Company generally receives a deduction for federal income tax purposes equal to the ordinary compensation income recognized by the employee upon exercise of an NQO or a SAR.

     Unless an employee makes a special tax election under Section 83(b) of the Code, an employee recognizes ordinary compensation income in an amount equal to the fair market value of the shares subject to the Restricted Stock grant at the time the shares are no longer subject to a substantial risk of forfeiture or are freely transferable. Dividends paid to an employee on shares of Restricted Stock prior to the vesting of such shares are treated as ordinary income of the employee in the year received. The Company receives a deduction for federal income tax purposes equal to the ordinary income recognized by the employee.

     All of the above-described deductions by the Company are subject to the limitations on deductiblity described in Section 162(m).

VOTING INFORMATION WITH REGARD TO THE EXECUTIVE STOCK PLAN PROPOSAL

     It is the intention of the persons named as proxies to vote FOR the Executive Stock Plan Proposal, unless a shareholder directs otherwise.

     Approval of the amendment to the 1997 Executive Stock Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock represented at and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE EXECUTIVE STOCK PLAN PROPOSAL.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     PricewaterhouseCoopers LLP served as the Company's independent auditors for the fiscal year ended January 28, 2000. As of the date of this Proxy Statement, the Company has not engaged its auditors for fiscal year ending January 26, 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Shareholders who wish to submit a proposal for consideration at the 2001 Annual Meeting should submit the proposal in writing to the Company at the address set forth on page 1 of this Proxy Statement. A proponent of a proposal is required to have been a record or beneficial owner of at least 1% or $2,000 in market value of Common Stock of the Company for a period of at least one year and must continue to own such securities through the date on which the 2001 Annual Meeting is held. The Company has the right to request documentary support (as provided in Rule 14a-8 promulgated by the Commission pursuant to the Exchange Act) of the proponent's ownership claim within 14 calendar days after receipt of the proposal, and the proponent shall furnish appropriate documentation within 14 days after receiving such request. Proposals must be received by the Company on or before December 15, 2000 for inclusion in next year's proxy materials. Shareholders who intend to present a proposal at the 2001 Annual Meeting without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company in accordance with the By-Laws no later than January 16, 2001. Shareholders who submit proposals must, in all other respects, comply with Rule 14a-8 under the Exchange Act.

                                 MISCELLANEOUS

     The Board of Directors does not intend to present and knows of no other person who intends to present any matter of business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders. However, if other matters properly come before the meeting, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their best judgment.

     The Company will bear the costs of preparing and mailing the Proxy Statement, proxy card and other material that may be sent to shareholders in connection with this solicitation. In addition to solicitations by mail, officers and other employees of the Company may solicit proxies personally or by telephone or telegram.

                                          By Order of the Board of Directors

                                          /s/Benjamin Butterfield

                                          BENJAMIN P. BUTTERFIELD
                                          General Counsel and Secretary

Orlando, Florida
April 14, 2000

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY; THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE 2000 ANNUAL MEETING IN PERSON ARE REQUESTED TO FILL IN, SIGN AND RETURN THE PROXY FORM AS SOON AS POSSIBLE.

APPENDIX A




                             AMENDMENT NO. 1 TO THE
                 HUGHES SUPPLY, INC. 1997 EXECUTIVE STOCK PLAN
                 ---------------------------------------------

        The Hughes Supply, Inc. 1997 Executive Stock Plan ("Plan") is hereby amended, pursuant to Section 13 thereof, as follows:

        1. The first sentence of Section 3 of the Plan is deleted in its entirety and the following new first sentence of Section 3 is substituted therefor:

        There shall be 1,750,000 shares of Stock reserved for use under this plan.

        2. The second sentence of Section 8.1 of the Plan is deleted in its entirety and the following new second sentence of Section 8.1 is substituted therefor:

        However, no more than 875,000 shares of Stock shall be granted as Restricted Stock from the shares otherwise available for grants under this Plan.

        3. If there shall be any inconsistency between the provisions of this Amendment and the provisions of the Plan, this Amendment shall control. This Amendment shall become effective upon the date this Amendment is approved by the stockholders of the Company. Except as hereby amended, the Plan shall continue in full force and effect.

Dated: March __, 2000

                                               HUGHES SUPPLY, INC.


                                               By:____________________________

                                               Title: ________________________
ATTEST:

By: __________________________

Title: _______________________
         [CORPORATE SEAL]

     Please date, sign and mail your proxy card back as soon as possible!

                        Annual Meeting of Shareholders
                             HUGHES SUPPLY, INC.
                                 May 16, 2000

               Please Detach and Mail in the Envelope Provided



                             HUGHES SUPPLY, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 14, 2000, and does hereby appoint David H. Hughes, Benjamin P. Butterfield and Vincent S. Hughes, and any of them, with full power of substitution, as proxy or proxies of the undersigned, to represent the undersigned and vote all shares of Hughes Supply, Inc. Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Hughes Supply, Inc. to be held at the principal executive offices of the Company, 20 North Orange Avenue, Suite 200, Orlando, Florida, 32801, at 10:00 a.m., on May 16, 2000 and at any adjournment(s) thereof.

                          TO BE SIGNED ON OTHER SIDE

      PLEASE MARK YOUR
[X]   VOTES AS IN THIS
      EXAMPLE.

Proposal 1.    Election of Directors

  [ ]   FOR all nominees listed at right             NOMINEES:   Class I
        (except as marked to the contrary below)                 Nominees for a three-year
                                                                 term expiring in 2003:

  [ ]   WITHHOLD AUTHORITY
        to vote for all nominees listed at right                 Robert N. Blackford
                                                                 H. Corbin Day

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


----------------------------------------------

                                                        FOR          AGAINST          ABSTAIN

Proposal 2.    Approval of Amendment No. 1              [ ]            [ ]              [ ]
               to the 1997 Executive Stock Plan

Proposal 3.    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

      Shares of Common Stock
------

PLEASE COMPLETE, DATE AND SIGN AND RETURN THIS PROXY PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, IT WILL BE VOTED IN FAVOR OF PROPOSAL 1 AND PROPOSAL 2. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

SIGNATURE(S):                                                                      Dated:         , 2000
             ----------------------------------     --------------------------            --------
                                                    Signature, if held jointly

NOTE: Please sign exactly as your name(s) appear hereon. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.